Exhibit 99.(p)(1)

SUBSCRIPTION AGREEMENT

This Agreement is made as of the 23rd day of January, 2025, between Oaktree Asset-Backed Income Private Fund Inc., a Maryland corporation (the “Fund”), and Oaktree Fund GP I, L.P., a Delaware limited partnership (the “Subscriber”).

WHEREAS, the Fund wishes to sell to the Subscriber, and the Subscriber wishes to purchase from the Fund, $1,000 of common stock, $0.001 par value per share, of the Fund (100 shares of common stock at a purchase price of $10 per share (collectively, the “Shares”)); and

WHEREAS, the Subscriber is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940, as amended.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Simultaneously with the execution of this Agreement, the Subscriber is delivering to the Fund the amount of $1,000 in full payment for the Shares.

2.	The Subscriber hereby agrees not to sell, hypothecate or otherwise dispose of any of the Shares unless the Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws or valid exemptions from the registration requirements of the Securities Act and those state laws are available.

3.	The Subscriber agrees that it is purchasing the Shares for investment and has no present intention of reselling the Shares.

4.	The Subscriber represents, warrants and covenants as of the date hereof that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Subscriber agrees to use commercially reasonable efforts to provide, if requested by the Fund in order for the Fund to comply with applicable law or regulation, additional information and representations that may reasonably be required to substantiate the Subscriber’s status as an “accredited investor” or to otherwise determine the eligibility of the Subscriber to purchase the Shares.

Executed as of the date first set forth above.

OAKTREE ASSET-BACKED INCOME PRIVATE FUND INC.

By:	/s/ Brian F. Hurley
Name:	Brian F. Hurley
Title:	President

OAKTREE FUND GP I, L.P.

By:	/s/ Peter Boos
Name:	Peter Boos
Title:	Authorized Signatory

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory